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ALC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Exhibit 11.1
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

                                                                  Three Months Ended June 30,  Six Months Ended June 30,
                                                                  ---------------------------  -------------------------
                                                                   1995           1994           1995            1994
                                                                   ----           ----           ----            ----
                                                                         (In thousands except per share amounts)
PRIMARY EARNINGS PER SHARE

Net Income Available for Common Stockholders                       $20,216       $14,841       $40,191          $29,486
                                                                   =======       =======       =======          =======
Weighted average Common shares outstanding during the period        33,812        33,511        33,763           33,285
                                                                   =======       =======       =======          =======
  Earnings per Common and Common equivalent share:
    Net Income                                                       $0.60         $0.44         $1.19            $0.89
                                                                   =======       =======       =======          =======

PRIMARY EARNINGS PER SHARE -- MODIFIED TREASURY STOCK METHOD

Net Income Available for Common Stockholders                       $20,216       $14,841       $40,191          $29,486
                                                                   =======       =======       =======          =======
Weighted average Common shares outstanding during the period        33,812        33,511        33,763           33,285
Effect of Modified Treasury Stock Method:
  Assumed exercise of all options and warrants                       7,885         8,185         7,934            8,410
  Assumed repurchase of up to 20% of Common Stock outstanding       (2,726)       (3,414)       (3,092)          (3,406)
                                                                   -------       -------       -------          -------
Weighted Average Common and Common Equivalent Shares                38,971        38,282        38,605           38,289
                                                                   =======       =======       =======          =======
  Earnings per Common and Common equivalent share:
    Net Income                                                       $0.52         $0.39         $1.04            $0.77
                                                                   =======       =======       =======          =======



Note:   This calculation is submitted in accordance with regulation S-K item
601(b)(11). The fully diluted earnings per share does not differ from the primary earnings per share.